UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary proxy statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12



                              PATHMARK STORES, INC.
                (Name of Registrant as Specified in Its Charter)
                                       N/A
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     ---------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:


     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):


     ---------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:


     ---------------------------------------------------------------------------

     (5) Total fee paid:


     ---------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Following the receipt of questions from certain stockholders and others seeking clarification of certain information contained in the Definitive Proxy Statement (the "Proxy Statement") of Pathmark Stores, Inc. (the "Company") on Schedule 14A, filed with the Securities and Exchange Commission on May 6, 2005, and amended on May 26, 2005 and May 31, 2005, the Company is providing the following additional disclosure in response to such questions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Q: Why did the Company grant a two-week exclusivity period to Yucaipa when there still appeared to be other possible bidders?

A: The Company's board of directors determined to grant a two-week exclusivity agreement to Yucaipa, in light of:

     o the price-level signaled by Yucaipa (which represented a significant increase from its initial indication of interest) and the fact that Yucaipa was refusing to move forward without exclusivity;

     o the execution risks associated with the other possible transactions, including the risk that employee departures in reaction to a possible break-up of the business would make it difficult to maintain the Company's business intact until closing;

     o the fact that Bidder No. 4 and Bidder No. 2 had both indicated that they were several weeks away from being ready to sign a definitive acquisition agreement;

     o the absence of evidence of financing for Bidder No. 2 and a number of unresolved questions regarding the financing for Bidder No. 4; and

     o the very limited due diligence Bidder No. 2 had conducted, even though Bidder No. 2 had been given the opportunity to conduct due diligence over more than four months.

Q: Why did the Company enter into the Purchase Agreement with Yucaipa when there still appeared to be other possible transactions?

A: At the time the Company entered into the Purchase Agreement, the Company's board of directors believed that the proposed transaction represented the best option because of the generally successful record of Yucaipa's investment performance, the fact that the Company's stockholders would have the ability to share in any upside that might result from any future improved performance on the part of the Company and the fact that the Company's board of directors could still accept a superior proposal in accordance with the terms of the Purchase Agreement. (For a discussion of the Company's board of directors' other reasons for entering into the proposed transaction, see "THE PROPOSED TRANSACTION - Reasons for the Proposed Transaction" beginning on page 22 of the Proxy Statement.) Additionally, at the time the Company entered into the Purchase Agreement, the other two possible bidders - Bidder No. 2 and Bidder No. 4 - each had significant unresolved issues, including the facts that:

     o Bidder No. 2 had indicated that it was several weeks away, and Bidder No. 4 had indicated that it was at least several days away, from being ready to sign a definitive acquisition agreement, so that there were no assurances that either would, in fact, sign such an agreement on terms satisfactory to the Company's board of directors;

     o there were execution risks associated with Bidder No. 2's and Bidder No. 4's possible transactions, including the risk associated with Bidder No. 4's possible transaction that employee departures in reaction to a possible break-up of the business would make it difficult to maintain the Company's business intact until closing;

     o a number of unresolved questions remained regarding the financing for Bidder No. 2, including the fact that the commitment letter for Bidder No. 2's debt financing was subject to the completion of the lead lender's due diligence and the fact that Bidder No. 2's draft merger agreement was conditioned on the receipt of debt financing;

     o    Bidder No. 4's letter of March 21 included no evidence of financing;
          and

     o Bidder No. 2 had conducted very limited due diligence, even though Bidder No. 2 had been given the opportunity to conduct due diligence over more than four months.

Q: May the Company's board of directors change its recommendation with respect to the proposed transaction before the special meeting?

A: Yes. If an acquisition proposal (as defined in the Purchase Agreement) is made before the special meeting, the Company's board of directors may withdraw or modify its recommendation of the proposed transaction with Yucaipa if the Company's board of directors:

     o concludes in its good faith judgment that the acquisition proposal is a superior proposal (as defined in the Purchase Agreement);

     o determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to stockholders not to withdraw or modify its recommendation of the proposed transaction; and

     o has given at least three business days notice to Yucaipa of its intention to withdraw or modify its recommendation of the proposed transaction.

Q: What is the effect if the Company's board of directors changes its recommendation with respect to the proposed transaction?

A: If the Company's board of directors were to withdraw or modify its recommendation of the proposed transaction with Yucaipa before the special meeting of stockholders, the Company would (so long as Yucaipa did not exercise its termination rights) nevertheless be required under the terms of the Purchase Agreement to hold a special meeting and provide the stockholders with an opportunity to vote on the proposed transaction. (This is commonly referred to as a "force the vote" provision.) However, Yucaipa has informed the Company that none of the Company's stockholders has contractually agreed with Yucaipa to vote in favor of the proposed transaction. Accordingly, each of the Company's stockholders is free to vote for or against, or to abstain from voting in respect of, the transaction in its discretion, regardless of whether the board of directors' recommendation has been changed.

Q: Why did the Company agree to include a "force the vote" provision in the Purchase Agreement with Yucaipa?

A: We agreed to include a "force the vote" provision in the Purchase Agreement for a number of reasons, including:

     o the provision was negotiated between the Company and Yucaipa as part of an extended, arm's-length negotiation of the terms and conditions of the Purchase Agreement and each of the other ancillary agreements;

     o at the end of the negotiations, the Company's board of directors determined that the most important issue to focus on was to seek to maximize the powers of the Company's independent directors so that they would be better able to protect the interests of the Company's public stockholders following the closing of the proposed transaction;

     o Yucaipa was prepared to expand the extent of the veto powers of the Company's independent directors in return for the Company's accepting the "force the vote" provision Yucaipa had requested;

     o the Company's board of directors had been advised by Shearman & Sterling LLP that such provisions were not uncommon; and

     o Yucaipa informed the Company that Yucaipa believed that it was important to include the provision because, in its view, the proposed transaction was fundamentally different than a sale of the Company, would not be directly comparable to alternative acquisition proposals and that, as a result, the Company's stockholders should be given the opportunity to consider and vote on the proposed transaction even if the board of directors were to change its recommendation.

As a result of this provision, so long as Yucaipa does not exercise any termination rights it may have, the Company's stockholders will be given an opportunity to vote on the proposed transaction before any alternative transaction can be voted on.


                                       3